T. Rowe Price Exchange-Traded Funds, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Fund Service Providers” in the Registration Statement on Form N-1A of the T. Rowe Price Biotech ETF, T. Rowe Price Capital Appreciation Fixed Income ETF, T. Rowe Price Dynamic Emerging Markets Bond ETF, T. Rowe Price Mid-Cap Equity Research ETF, T. Rowe Price Securitized Income ETF, and T. Rowe Price Small-Cap ETF (Six of the funds constituting T. Rowe Price Exchange-Traded Funds, Inc.).

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
July 24, 2026